Exhibit 10.2

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made this       5      day of December, 2006 by and between the parties to this Agreement (hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”), APPLIED DIGITAL SOLUTIONS, INC., a Missouri Business Corporation (hereinafter referred to as “ADS”), and SCOTT R. SILVERMAN (hereinafter referred to as “Executive”).

WHEREAS, the Parties entered into the Applied Digital Solutions, Inc. Employment and Non-Compete Agreement dated April 8, 2004 (the “ADS Agreement”); and

WHEREAS, ADS desires the Executive to focus his efforts exclusively on ADS’s VeriChip subsidiary by becoming that company’s CEO; and

WHEREAS, ADS desires to replace the ADS Agreement because under the ADS Agreement, if ADS assigned the Executive to responsibilities solely for VeriChip Corp, it could be deemed a constructive termination entitling the Executive to approximately Three Million Three Hundred Thousand ($3,300,000.00) Dollars in cash, and would allow the Executive to resign (neither of which is desired by ADS); and

WHEREAS, ADS prefers to enter into an agreement, and Executive is prepared to enter into an agreement, that motivates Executive to accept the position desired for him by ADS, that motivates him to remain at that position and motivates him to improve the value of ADS; and

WHEREAS, contemporaneous with the execution of this Agreement, Executive and VeriChip Corp shall enter into the VeriChip Corp Employment and Non-Compete Agreement in substantially the form attached hereto as Exhibit “A,” the terms of which are incorporated by this reference (the “VeriChip Agreement”).

NOW THEREFORE, in consideration of the promises and the mutual obligations set forth in this Agreement, the Parties agree as follows:

(1)	Termination of the ADS Agreement.

(a)    Effective upon the execution of this Agreement, the ADS Agreement shall be null and void and of no further force and effect. In consideration for Executive waiving all of his rights pursuant to the ADS Agreement including, without limitation, all benefits resulting from a constructive termination of employment, Executive shall receive Three Million Three Hundred Thousand ($3,300,000.00) Dollars in cash payable within one hundred and twenty (120) days of the date of this Agreement (the “Cash Consideration”). In lieu of paying the Cash Consideration, ADS may, in its sole discretion, elect to transfer to Executive common stock in ADS that has a value of Three Million Three Hundred Thousand ($3,300,000.00) Dollars (the “Stock”). ADS may elect to pay the amount referred to herein in Stock at any time during the one hundred and twenty (120) day period. If Executive remains on the Board of Directors of ADS at that time, or if there is some other reason shareholder approval might be necessary to permit the issuance of the Stock, then ADS shall have one hundred and twenty (120) additional days from the date of such election to obtain such shareholder approval. If it does not obtain shareholder approval in such timeframe, ADS shall forfeit its election to pay the amount in Stock and shall pay the Cash Consideration. The Stock shall be subject to a substantial risk of forfeiture in the event that Executive voluntarily resigns as the Chairman and the Chief Executive Officer of VeriChip Corp on or before December 31, 2008, or in the event that VeriChip Corp terminates the VeriChip Agreement for cause in accordance with Section 3(e) of the VeriChip Agreement on or before December 31, 2008.

(b)    The Stock shall be registered as soon as practicable, which is anticipated to be approximately six (6) months from the date of issuance of the Stock. The Stock will be issued based on the average closing price of one (1) share of common stock of ADS for the ten (10) trading days preceding the day ADS elects to pay in Stock. The Stock will be price protected through the date on which the registration statement becomes effective, or the date in which the Stock should become eligible for trading, if later, such that if the value of the Stock is then less than Three Million Three Hundred Thousand ($3,300,000.00) Dollars, additional shares in ADS will be issued to Executive to subsidize any shortfall.

(2)	Miscellaneous.

(a)    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as those such invalid or unenforceable provisions were omitted.

(b)    This Agreement shall inure to the benefit of and be binding upon ADS, its successors and assigns, and Executive.

(c)    The terms and provisions of this Agreement may not be modified except by a written instrument duly executed by the Parties.

(d)    This Agreement supersedes all other oral and written agreements between the Parties with respect to the matters contained in this Agreement and, except as otherwise provided herein, this Agreement contains all of the covenants and agreements between the Parties with respect to those matters.

(e)    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Parties hereby consent and submit to the jurisdiction and venue of any state or federal court within the State of Florida, Palm Beach County in any matter arising out of this Agreement.

(f)    This Agreement may be executed in two or more counterparts either by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals as of the date set forth on the first page of this Agreement.

ATTEST:	APPLIED DIGITAL SOLUTIONS, INC.

/s/ Kay E. Langsford	By:	/s/ Evan C. McKeoun
Secretary	CFO, Senior Vice President

WITNESS:

/s/ Michael J. Feder 12/5/06	/s/ Scott Silverman
SCOTT R. SILVERMAN

EXHIBIT “A”

VERICHIP CORP
EMPLOYMENT AND NON-COMPETE AGREEMENT

AGREEMENT made this    5    day of     December    , 2006 (the “Effective Date”), by and between the parties to this Agreement (hereinafter individually referred to as “Party” and collectively referred to as “Parties”), VERICHIP CORP, a Delaware Business Corporation (hereinafter referred to as “VeriChip”), and SCOTT R. SILVERMAN (hereinafter referred to as “Executive”).

WHEREAS, VeriChip is a leader in RFID technology for people, particularly in the healthcare area (the “Business”); and

WHEREAS, the Business includes VeriChip’s VeriMed business, for which Executive has contributed meaningfully in his capacity as CEO of Applied Digital Solutions, Inc., (“ADS”); and

WHEREAS, VeriChip finds it is in its best interest to enhance Executive’s contribution to the Business, to protect its technologies and business relationships, and to engage Executive’s services as Chairman and Chief Executive Officer of VeriChip; and

WHEREAS, Executive is willing to assume the fulltime role as VeriChip’s Chief Executive Officer;

NOW THEREFORE, in consideration of the promises and the mutual obligations set forth in this Agreement, the Parties agree as follows:

1.    Employment. VeriChip agrees to employ Executive, and Executive agrees to accept such employment by VeriChip, pursuant to the terms and conditions set forth in this Agreement.

2.    Position and Responsibilities. During the term of this Agreement, as defined below, Executive shall serve as Chairman and Chief Executive Officer of VeriChip and will perform such duties and exercise such supervision with regard to the business of VeriChip as are associated with such positions, as well as such additional duties as may be prescribed from time to time by VeriChip’s Board of Directors. Executive agrees to render services to the best of Executive’s ability for and on behalf of VeriChip. Executive agrees to devote his full business time to rendering such services on behalf of VeriChip.

3.    Term. Except as otherwise provided in this Section 3 or Section 8(c) of this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in force thereafter for a period of five (5) years from the Effective Date. Notwithstanding the foregoing, upon the happening of any of the following events, this Agreement shall terminate (unless otherwise provided herein for a termination after a period of time) and Executive shall cease to be an employee of VeriChip:

(a)	Executive’s resignation upon sixty (60) days advance written notice;

(b)
Executive’s Total Disability upon VeriChip’s election. For purposes of this Agreement, “Total Disability” shall be defined as Executive’s inability, due to illness, accident or any other physical or mental incapacity, to perform Executive’s usual responsibilities performed by Executive for VeriChip prior to the onset of such disability, for one hundred eighty (180) consecutive days during the Term. VeriChip may elect, by written notice to Executive, within thirty (30) days of the end of such period of Total Disability defined above, to terminate Executive’s employment herein;

(c)	the death of Executive;

(d)
Executive’s Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be defined as a material breach by VeriChip of its obligations under this Agreement (including but not limited to any reduction of Executive’s Base Salary or incentive compensation as provided herein). If Executive chooses to treat such material breach as a Constructive Termination, Executive shall provide VeriChip with written notice describing the circumstances being relied upon by Executive for such termination with respect to this Agreement within thirty (30) days after the event giving rise to the Constructive Termination. VeriChip shall have thirty (30) days after receipt of such notice to remedy the situation prior to the Constructive Termination being deemed final; or

(e)
VeriChip terminates this Agreement for cause, with said cause being defined as a conviction of a felony or Executive’s being prevented from providing services hereunder as a result of Executive’s violation of any law, regulation and/or rule.

(f)
Nothing in this Agreement is intended to limit the rights of VeriChip to terminate this Agreement under applicable bankruptcy laws in the event that VeriChip files for protection under the United States Bankruptcy Code.

4.    Annual Compensation. (a) During the Term, Executive shall be entitled to compensation for all services performed by Executive pursuant to this Agreement (“Compensation”) as follows:

(1)
Executive shall be entitled to a base salary (the “Base Salary”) of FOUR HUNDRED TWENTY THOUSAND ($420,000.00) DOLLARS for the 2007 calendar year, payable according to the customary payroll practices of VeriChip for the then current period. The Base Salary shall increase a minimum of ten percent (10%) per annum during each of the first two (2) years of the Term. Thereafter, the Base Salary may be increased (but not decreased) in the reasonable discretion of VeriChip. The “Base Salary” shall, for all purposes of this Agreement, mean the Base Salary then being paid by VeriChip to Executive.

(2)
During the Term, Executive shall be eligible for incentive bonus compensation for each calendar year, to be reasonably determined by the Board of Directors of VeriChip, which shall consider bonuses paid by similarly situated employers to similarly situated employees.

(b)   VeriChip shall deduct from the Compensation all taxes and other deductions which are required to be deducted or withheld under any provision of any federal, state, or local law now in effect or which may become effective at any time during the term of this Agreement.

5.    Fringe Benefits. During the Term, Executive shall be entitled to all fringe benefits (the “Fringe Benefits”) provided to senior executive employees of VeriChip, as reasonably determined by the Board of Directors of VeriChip. The Fringe Benefits shall specifically include executive health benefits which shall entitle Executive to full reimbursement for all physical examinations and other related services, use of an automobile leased by VeriChip for use by Executive, as well as the payment by VeriChip of all applicable annual membership dues relating to the Ocean Reef Yacht Club. In addition, VeriChip shall utilize its commercially reasonable efforts to obtain and maintain, at its sole cost and expense, disability insurance coverage that shall provide Executive with up to TWENTY-TWO THOUSAND SEVEN HUNDRED FIFTY ($22,750.00) DOLLARS in monthly salary continuation payments, subject to applicable limitation periods and the availability of such coverage, in the event of the disability of Executive.

6.    Business and Other Expenses. VeriChip will reimburse Executive for all reasonable travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement. Executive will comply with all reasonable reporting requirements with respect to business expenses as may be established by VeriChip from time to time. In addition, VeriChip shall pay to Executive FORTY-FIVE THOUSAND ($45,000.00) DOLLARS per year during the Term, payable in TWENTY-TWO THOUSAND FIVE HUNDRED ($22,500.00) DOLLAR installments on or before January 15 and July 15, representing non-allocable expenses that shall be deemed additional compensation to Executive.

7.    Additional Benefits. (a) Executive will be entitled to participate in all other compensation or employee benefit plans or programs and receive all benefits for which salaried employees of VeriChip generally are eligible under any plan or program now or later established by VeriChip on the same basis as similarly situated senior executives of VeriChip. Executive will participate to the extent permissible under the terms and provisions of such plans or programs, in accordance with program provisions.

(b)   Upon the execution of this Agreement, VeriChip shall, after giving effect to the contemplated three for one reverse stock split, issue 500,000 shares (the “Shares”) of restricted stock in VeriChip to Executive. The Shares will be registered as soon as practicable, which is anticipated to be approximately six (6) months from the date of issuance of the Shares. The Shares shall be subject to a substantial risk of forfeiture in the event that this Agreement is terminated on or before December 31, 2008 pursuant to subparagraphs (a) or (e) of Section 3 of this Agreement in which event the Shares shall immediately be forfeited.

8.    Payment Upon Termination of Agreement. (a) In the event this Agreement is terminated by Executive’s resignation pursuant to subparagraph (a) or (e) of Section 3 of this Agreement, VeriChip will pay to Executive any and all earned but unpaid Base Salary and earned but unpaid incentive bonus compensation as of the date of termination. VeriChip shall pay such amounts due Executive within thirty (30) days of Executive’s last day of service. In addition, VeriChip shall pay to Executive fifty (50%) percent of the Base Salary for a period of two (2) years commencing from the date of Termination. In addition, any outstanding stock options held by Executive on Executive’s last day of service shall remain exercisable for the life of the option. Further, Executive may, at his sole option, assume all obligations for the leased vehicle then used by Executive, which vehicle is being leased by VeriChip for use by Executive.

(b)   In the event this Agreement is terminated pursuant to any of subparagraphs (b) through (d) of Section 3 of this Agreement, or if VeriChip terminates this Agreement without cause, VeriChip will, in addition to maintaining the Fringe Benefits through December 31, 2011, pay to Executive the sum of (i) any and all earned but unpaid Base Salary and earned but unpaid incentive bonus compensation as of the date of termination; (ii) the greater of (A) the Base Salary from the date of termination through December 31, 2011, or (B) two (2) times the Base Salary; and (iii) the average bonus paid by VeriChip to Executive for the three (3) full calendar years immediately prior to the date of termination, or fifty (50%) percent of the bonus paid by ADS to Executive in 2006 if the termination occurs in 2007, or seventy-five (75%) percent of the bonus paid by VeriChip to Executive in 2007 if the termination occurs in 2008, which amount shall be interpolated from the date of termination through December 31, 2011. All amounts set forth in this subparagraph (b) may be paid in either cash or in stock of VeriChip within sixty (60) days of Executive’s last day of service; provided, however, to the extent that Executive, in his sole option, does not desire to receive stock of VeriChip, then and in that event, he shall so notify VeriChip in which event VeriChip shall pay fifty (50%) percent of the amounts set forth in this subparagraph (b) in cash within sixty (60) days of Executive’s last day of service, with the remaining amounts to be paid within one hundred eighty (180) days of Executive’s last day of service; provided, further, that VeriChip shall continue to pay to Executive the Base Salary for one hundred eighty (180) days from Executive’s last day of service, which payments shall be credited to VeriChip against the amount due from VeriChip to Executive as set forth in this subparagraph (b). In addition, any outstanding stock options held by Executive on Executive’s last day of service pursuant to such termination shall become vested and exercisable as of such date of termination, and will remain exercisable for the life of the option. Further, VeriChip shall continue to pay all lease payments on the vehicle then used by Executive, which vehicle is being leased by VeriChip for use by Executive. In addition, VeriChip shall maintain Executive on its group medical plan on the same conditions as if he were to remain employed by VeriChip, until Executive is eligible to be covered under another comparable group medical plan.

(c)   (i)    To the extent that during the Term there shall be Change in Control, as hereinafter defined, notwithstanding any term to the contrary in this Agreement, this Agreement shall terminate in which event, the Executive shall be entitled to receive the Change in Control Compensation, as hereafter defined.

(ii)   For all purposes of this Agreement, a Change in Control shall be deemed to occur if any person or entity (or persons or entities acting as a group) acquires stock of VeriChip that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty (50%) percent of the fair market value or total voting power of VeriChip as well as the board of director members prior to the transaction no longer constituting a majority of the board of director members following such transaction. Notwithstanding the foregoing, the following shall not be deemed a Change in Control: (1) the acquisition of stock by ADS or its affiliates; (2) a public offering or sale to the public of VeriChip’s stock; (3) a merger with another company, unless such merger also results in the board of director members prior to such transaction not constituting a majority of the board members following such transaction.

(iii)   For all purposes of this Agreement, the Term Change in Control Compensation shall mean the sum of (A) any and all earned but unpaid Base Salary and earned but unpaid bonus compensation as of the date of the Change in Control; (B) five (5) times the Base Salary; and (C) five (5) times the average bonus paid by VeriChip to Executive for the three (3) full calendar years immediately prior to the Change in Control, or the number of calendar years that were completed commencing on the Effective Date and ending on the Change in Control if less than three (3) calendar years. The Change in Control Compensation shall be paid to Executive within ten (10) days of the Change in Control. In addition, any outstanding stock options held by Executive as of the Change in Control shall become vested and exercisable as of such date, and shall remain exercisable as of the life of the option. Further, VeriChip shall continue to pay all lease payments on the vehicle then used by Executive, which vehicle is being leased by VeriChip for use by Executive.

9.    Confidential Information. (a) Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; shareholders; acquisition candidates; financial condition; clients; customers or other relationships of VeriChip or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of VeriChip or any of its affiliates. Access to and knowledge of the Information is essential to the performance of Executive’s duties under this Agreement. Executive will not, during the Term or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than VeriChip or any of its affiliates. Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of VeriChip or its affiliates, whether made by Executive or otherwise coming into his possession, are confidential and will remain the property of VeriChip or its affiliates.

(b)   Executive will, with reasonable notice during or after the Term, furnish information as may be in his possession and fully cooperate with VeriChip and its affiliates as may be required in connection with any claims or legal action in which VeriChip or any of its affiliates is or may become a party.

10.    Restrictions. (a) During the Term, and to the extent that Executive submits his resignation in accordance with Section 3(a), thereafter for a two (2) year period (the “Restriction Period”), Executive agrees that, without the prior express written approval from VeriChip’ Board of Directors, he shall not compete with VeriChip and its affiliates by directly or indirectly engaging in the Business or by engaging in any business comparable to that of VeriChip or its affiliates, either directly or indirectly, as an individual, partner, member, corporation, limited liability company, limited liability partnership, officer of a corporation or in any other capacity whatsoever at any location at which VeriChip or its affiliates conducts business and/or provides any services.

(b)    Executive acknowledges that the restrictions contained in this Section 10 of this Agreement, in view of the nature of the activities in which VeriChip and its affiliates are engaged, are reasonable and necessary in order to protect the legitimate interests of VeriChip and its affiliates, and that any violation thereof would result in irreparable injuries to VeriChip and/or its affiliate(s), as the case may be. Executive, therefore, acknowledges that, in the event of the violation of any of these restrictions, VeriChip shall be entitled to obtain from any Court of competent jurisdiction preliminary and permanent injunctive relief, as well as attorneys fees and costs, damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative, and in addition to any other rights or remedies to which VeriChip may be entitled.

(c)    Executive agrees that the restrictions contained in this Section 10 of this Agreement are an essential element of Executive’s compensation that Executive is granted hereunder and, but for Executive’s agreement to comply with such restrictions, VeriChip would not have entered into this Agreement.

(d)   If any of the restrictions set forth in this Section 10 should, for any reason, be adjudged invalid or unreasonable in any proceeding, then the validity or enforceability of the remainder of such restrictions shall not be adversely affected. If the Restriction Period or the area specified in this Section 10 of this Agreement shall be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof or both, so that such restrictions may be enforced in such area and for such period of time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in this Section 10, the Restriction Period shall not run in favor of Executive from the time of commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of VeriChip.

(e)   The terms of this Section 10 shall survive the termination of this Agreement. Executive acknowledges that he can be gainfully employed and still comply with the terms of this Section 10 and that it is not unduly inconvenient to him.

11.   Indemnification; Litigation. (a) VeriChip will indemnify Executive to the fullest extent permitted by the laws of the State of Florida in effect at that time, or the certificate of incorporation and by-laws of VeriChip, whichever affords the greater protection to Executive. Executive will be entitled to any insurance policies VeriChip may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer of VeriChip.

(b)   In the event of any litigation or other proceeding between VeriChip and Executive with respect to the subject matter of this Agreement, VeriChip will reimburse Executive for all costs and expenses related to the litigation or proceedings, including attorney’s fees and expenses, providing that the litigation or proceedings results in either a settlement requiring VeriChip to make a payment to Executive or judgment in favor of Executive.

12.   Mitigation. Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by Executive as the result of employment by another employer after the date Executive’s employment hereunder terminates.

13.   Remedies. (a) In the event of a breach of this Agreement, the nonbreaching Party may maintain an action for specific performance against the Party who is alleged to have breached any of the terms of this Agreement. This subparagraph (a) of this Section 13 of this Agreement will not be construed to limit in any manner any other rights or remedies an aggrieved Party may have by virtue of any breach of this Agreement.

(b)   Each of the Parties has the right to waive compliance with any obligation of this Agreement, but a waiver by any Party of any obligation will not be deemed a waiver of compliance with any other obligation or of its right to seek redress for any breach of any obligation on any subsequent occasion, nor will any waiver be deemed effective unless in writing and signed by the Party so waiving.

14.   Consolidation, Merger or Sale of Assets. Subject to the terms of Section 8, this Agreement shall not preclude VeriChip from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which, subject to the express written consent of Executive, which consent may be withheld for any reason or for no reason, may then assume this Agreement and all obligations and undertakings of VeriChip hereunder. In that event, “VeriChip” will mean the other corporation and this Agreement will continue in full force and effect.

15.   Attorney's Representations. Executive acknowledges that VeriChip’ counsel, COOPER LEVENSON APRIL NIEDELMAN & WAGENHEIM, P.A., prepared this Agreement on behalf of and in the course of its representation of VeriChip, and that:

1.	Executive has been advised to seek the advice of independent counsel; and

2.	Executive has had the opportunity to seek and has, in fact, received the advice of independent counsel of his choosing.

16.   Notices. Any notices required or permitted by this Agreement or by law to be served on, or delivered to, any Party to this Agreement, shall be in writing and shall be signed by the Party giving or delivering it and sent by courier that guarantees overnight delivery, or by registered or certified mail, return receipt requested, addressed to the Party to whom any communication under this Agreement is to be made. Notice given as provided herein shall be deemed to have been given on the mailing date and, unless otherwise provided herein, shall be effective from that date. Notice shall be sent to the respective Party at the address set forth below. Any Party may change its address for purposes of receiving notices by furnishing notice of such change in the manner set forth above.

If to VeriChip:
VERICHIP CORP
1690 South Congress Avenue- Suite 200
Delray Beach, Florida 33445

If to Executive:	Scott R. Silverman
955 Iris Drive
Delray Beach, Florida 33483

17.   Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.

18.   Assignment. This Agreement shall inure to the benefit of and be binding upon VeriChip, its successors and assigns, and Executive. This Agreement, being for the personal services of Executive, shall not be assignable or subject to anticipation by Executive.

19.   Amendments. The terms and provisions of this Agreement may not be modified except by written instrument duly executed by the Parties.

20.   Entire Agreement. This Agreement supersedes all other oral and written agreements between the Parties with respect to the matters contained in this Agreement and, except as otherwise provided herein, this Agreement contains all of the covenants and agreements between the Parties with respect to those matters.

21.   Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any terms and conditions of this Agreement which apply to Executive and/or govern Executive’s behavior after Executive’s termination of employment and/or after the termination of this Agreement shall automatically survive the termination of this Agreement.

22.   Consent to Jurisdiction and Venue. The Parties hereby consent and submit to the jurisdiction and venue of any state or federal court within the State of Florida, Palm Beach County in any litigation arising out of this Agreement.

23.   Captions and Gender. The headings contained in this Agreement are inserted for convenience and reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof, and shall not affect in any way the meaning or interpretation of this Agreement or any provisions hereof. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural and vice versa whenever and as often as may be appropriate.

24.   Counterpart Execution. This Agreement may be executed in two or more counterparts either by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals as of the date set forth on the first page of this Agreement.

ATTEST:	VERICHIP CORP

/s/ Courtney Cady	/s/ Michael J. Feder 12/5/06
By:	Michael J. Feder	, Vice President

WITNESS:	EXECUTIVE:

/s/ Courtney Cady	/s/ Scott R. Silverman
SCOTT R. SILVERMAN